                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  [  ]  Filed by a Party other than the Registrant    [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]   No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[  ]     Fee paid previously with preliminary materials.


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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
                           c/o Kanders & Company, Inc.
                               Two Soundview Drive
                               Greenwich, CT 06830

                                   May 6, 2002

To Stockholders of Clarus Corporation

Dear Fellow Stockholders:

     As you may know, we beneficially own an aggregate of approximately 5.5% of Clarus Corporation's outstanding common stock and collectively are one of Clarus' largest stockholders. We are writing to urge you to assist in our effort to appoint qualified independent directors to Clarus' Board of Directors who will work to enhance stockholder value. Toward that end, we have prepared the enclosed Proxy Statement and Proxy.

     As you are probably aware, the market price of your shares has fallen by over 95% from $136 on March 10, 2000 to $4.25 per share on April 11, 2002, the last full trading day before Clarus announced that we were seeking to nominate three independent directors. For the fiscal year ended December 31, 2001, Clarus reported its third consecutive decrease in annual revenues. Revenues for 2001 fell by approximately 50% from Clarus revenues during the prior year. Clarus' net loss during 2001 was $119.8 million, approximately 70% more than its net loss during the prior year. During the past two years, the Company has lost more than $190 million while the existing Board has failed to stem these losses. We have written to Clarus' management and Board of Directors to express our disappointment and concerns regarding Clarus' financial condition and declining performance.

     We have requested a meeting with Clarus' Board to discuss these concerns and explore alternatives to improve the value of the Company. Management has imposed conditions on our requested meetings which have frustrated our ability to meet with them and attempt to work together to enhance stockholder value.

     We believe it is time for a change. We are therefore proposing three independent directors to Clarus' Board of Directors. These directors will represent the interest of all stockholders, not just management who, collectively with the incumbent Board of Directors, own only 3.1% of the outstanding common stock. Our nominees will seek to enhance stockholder value by exploring all available options, including a sale of all or part of Clarus.

     We urge you to read the Proxy Statement carefully, as it contains more detailed information about our views and how, we believe, our nominees can enhance stockholder value.


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     VOTE TO PROTECT YOUR INVESTMENT. VOTE FOR THE ELECTION OF WARREN B.
KANDERS, BURTT R. EHRLICH AND NICHOLAS SOKOLOW BY SIGNING THE ENCLOSED GREEN PROXY AND RETURNING IT TO MACKENZIE PARTNERS IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED.

     If you have any questions, please feel free to call MacKenzie Partners at 800-322-2885 or collect at 212-929-5500.

     Thank you for your support.

                                                 Very truly yours,

                                                 /s/ Warren B. Kanders
                                                 /s/ Burtt R. Ehrlich
                                                 /s/ Nicholas Sokolow

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               CLARUS CORPORATION
                                  MAY 21, 2002

                               ------------------

                               PROXY STATEMENT OF

                               ------------------

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW


     This proxy statement and the enclosed GREEN proxy card are being furnished to you, the stockholders of Clarus Corporation ("Clarus" or the "Company"), in connection with the solicitation of proxies by Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow (the "Kanders Group"). The proxies will be used to vote your shares of common stock of Clarus at the 2002 annual meeting of stockholders of Clarus to be held on May 21, 2002, and at any adjournments, postponements or reschedulings thereof (the "2002 Annual Meeting").

     The date of this proxy statement is May 6, 2002. This proxy statement and the enclosed GREEN proxy card are first being sent or given to stockholders of Clarus on or about May 6, 2002.

     The Kanders Group is soliciting proxies to take the following actions at the 2002 Annual Meeting:

     (1) to elect Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow to the Board of Directors of Clarus (the "Board"), each to serve until the 2005 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

     (2) to transact any other business that is properly brought before the 2002 Annual Meeting.

     The 2002 Annual Meeting is scheduled to be held on Tuesday, May 21, 2002 at Hilton Gardens Inn, 4025 Windward Plaza, Alpharetta, Georgia 30005 at 9:00 a.m., local time. Clarus has set April 19, 2002 as the record date for determining stockholders entitled to notice of and to vote at the 2002 Annual Meeting.

                                  * * * * * * *

     A PROXY MAY BE GIVEN BY ANY PERSON WHO HELD SHARES OF CLARUS COMMON STOCK ON APRIL 19, 2002, THE RECORD DATE FOR THE 2002 ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED GREEN PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     YOUR LATEST-DATED PROXY IS THE ONLY ONE THAT COUNTS, SO YOU MAY SIGN AND RETURN THE GREEN PROXY CARD EVEN IF YOU HAVE ALREADY DELIVERED A DIFFERENT PROXY. WE URGE YOU NOT TO RETURN ANY PROXY SENT TO YOU BY CLARUS.

                                  * * * * * * *

   THIS PROXY STATEMENT IS SUBMITTED IN OPPOSITION TO MANAGEMENT'S NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF THE NOMINEES SUBMITTED BY THE KANDERS
                                     GROUP.

                                  INTRODUCTION

     At the 2002 Annual Meeting, three persons will be elected as directors of Clarus. Under Clarus' bylaws, the Board is divided into three classes. Each person elected as a director of the class whose term expires at this annual meeting is elected to hold office until the third annual meeting following this election and until his respective successor shall have been duly elected and qualified.

     We have provided written notice to the secretary of Clarus of our intent to nominate Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow for election to the Board at the 2002 Annual Meeting, and are soliciting your proxy in support of their election. We believe our nominees are highly qualified individuals based on their extensive business and professional experience. If a quorum is present at the 2002 Annual Meeting, our proposal to elect our nominees will pass if we receive the affirmative vote of a plurality of the votes cast.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL YOUR GREEN PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

     If you have any questions concerning this proxy statement or need help voting your shares, please call or e-mail:

                            MacKenzie Partners, Inc.
                             Toll Free 800-322-2885
                           proxy@mackenziepartners.com

     QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q:   WHO IS SOLICITING YOUR PROXY?

A: Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow. As of the date of this proxy statement, we beneficially own approximately 866,100 shares of Clarus' common stock, representing approximately 5.56% of the outstanding shares.

Q:   WHY SHOULD YOU SIGN OUR PROXY?

A: Collectively we are one of Clarus' largest stockholders. We are dissatisfied with Clarus' share price performance and the failure of management to develop and implement a clear strategy to enhance stockholder value as more fully described below. We have requested a meeting with Clarus' Board to discuss these concerns and explore alternatives to improve the value of the Company. Management has imposed conditions on our requested meetings which have frustrated our ability to meet with them and attempt to work together to enhance stockholder value. We therefore are engaging in this proxy contest to implement our vision for Clarus so that we may protect the value of our and your investment in Clarus. For more information regarding our concerns and vision for Clarus, see "Reasons For This Proxy Statement" beginning on page 5.

Q: WHAT DO WE INTEND TO DO TO RESPOND TO THE CLARUS' SHARE PRICE AND FINANCIAL PERFORMANCE?

A: While we have not been involved in the day-to-day operations of technology companies, our election to the Board will add to the Board persons who we believe have the economic and financial expertise and business acumen necessary to develop and implement strategic alternatives. Additionally, we have been directors of Armor Holdings, Inc. since 1996, which has computer forensic and software security operations as well as electronic systems integration. Mr. Kanders is also a director of Avocet European Technology Fund Limited, a privately held investment company which invests in European public technology companies. Our goal is to cause Clarus to retain a recognized investment banking firm to evaluate strategic alternatives designed to maximize stockholder value, including, but not limited to, the potential sale of Clarus' software technology and redeployment of Clarus' capital, including cash, for use with respect to possible acquisitions that would be income positive enabling Clarus to utilize its cumulative net operating loss, which was $98.7 million as of December 31, 2001. Our goal is also to cause Clarus to drastically reduce its burn rate (i.e. the amount of money Clarus consumes during any period) pending Board review and implementation of strategic alternatives. However, as only three of seven members of the Board, we can provide no assurance that our nominees, if elected, will be able to achieve these goals. For more information regarding the qualifications of our nominees see "The Proposals" below.

Q:   WHO ARE OUR NOMINEES?

A: Our nominees are Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow, all of whom are well-respected members of the business or legal community, persons who we believe are capable of implementing strategic alternatives to enhance long-term stockholder value. Our nominees are committed to enhance stockholder value, unlike Clarus current Board who, in our opinion, have not been similarly committed. For example, on April 24, 2002, following our earlier correspondence to Clarus' Board and the filings of our Schedule 13D and preliminary proxy statement with the Securities and Exchange Commission, Clarus' Board announced that it has determined to retain a financial advisor to explore strategic alternatives and to explore other actions in order to enhance stockholder value. We have no reason to believe that any of our nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us. For more information regarding the qualifications of our nominees see "The Proposals" below.

Q:   WHO CAN VOTE AT THE 2002 ANNUAL MEETING?

A: If you owned Clarus common stock on April 19, 2002 (the " Record Date"), you have the right to vote at the 2002 Annual Meeting. According to Clarus' proxy statement, as of the close of business on the Record Date, there were 15,579,642 shares of common stock of Clarus issued and outstanding and entitled to vote. Stockholders have one vote for each share of common stock they own with respect to all matters to be considered at the 2002 Annual Meeting.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF OUR NOMINEES TO ELECT THEM TO THE BOARD?

A: Assuming that a quorum, defined by Clarus' bylaws as holders of a majority of the issued and outstanding shares of Clarus' capital stock outstanding and entitled to vote, is present in person or by proxy at the 2002 Annual Meeting, our proposal to elect Messrs. Kanders, Ehrlich and Sokolow can be adopted by a plurality of the votes cast in favor of their election.

Q:   WHAT SHOULD YOU DO TO VOTE IN FAVOR OF THE KANDERS GROUP'S PROPOSALS?

A: Sign, date and return the enclosed GREEN Proxy Card in the envelope provided at your earliest convenience. For more information on how to vote your shares, please see "Voting Procedures" beginning on page 10.

Q:   DO YOU HAVE APPRAISAL RIGHTS?

A: You do not have dissenters' rights of appraisal as a result of this solicitation or the adoption of any of the proposals included in this proxy statement.

Q:   WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THIS SOLICITATION?

A: Please call MacKenzie Partners toll free at 800-322-2885 or collect at 212-929-5500.

                        REASONS FOR THIS PROXY STATEMENT



     The principal objective of this proxy solicitation is to seek a sufficient number of votes to elect our nominees to the Board of Directors of Clarus. We have reviewed Clarus' history and performance over the past two years, including
(i) Clarus' 55% cumulative decrease in revenues and aggregate net losses in excess of $190 million over this period, as reported in Clarus' annual report on Form 10-K and (ii) Clarus' write-down during 2001 of over $35 million of intangible assets it acquired during 2000, as reported in Clarus' annual report on Form 10-K. We believe that the current directors and officers are partly responsible for this performance. Management and the Board have imposed conditions which we have found unacceptable to a meeting with our representatives to discuss our program for increasing the value of Clarus to its stockholders. We therefore are engaging in this proxy solicitation to implement our vision for Clarus so that we may enhance the value of our and your investment in Clarus.

     Our concerns include the following:

     1. There is no sign of improved traction of the Company's software technology in the marketplace. The Company's revenues have drastically decreased over the past few years. Revenues during 2001 decreased by $17 million or 50.1%, from the prior year, the third consecutive annual decrease. Net loss results have been similarly dismal. Clarus' net loss during 2001 increased to $119.8 million compared to $70.6 million in 2000, for a cumulative loss of $190.4 million for the two year period.

     2. Stockholders have lost a substantial majority of their value over the past few years. The closing price of Clarus' common stock of $4.25 on April 11, 2002, the last full trading day before Clarus announced that we intend to nominate three independent directors, is less than four percent of its peak closing price of $136.00 per share, which it reached on March 10, 2000. While a portion of this decline may reflect market trend, we believe that much of this decline is attributable to the failure of current management to effectively manage the business of the Company.

     3. We believe that the Company's lagging stock value makes it difficult for the Company to attract and retain qualified management and employees. Clarus' response to its lagging stock value has been to reprice 564,226 of its outstanding stock options to an exercise price equal to either $3.49 or $4.10 per share. These actions add insult to injury to Clarus' stockholders, who do not have the luxury of "repricing" their investment in Clarus. The Company has experienced high turnover of senior management, including the loss of the Company's Executive Vice President and Chief Strategy Officer in the face of an extremely challenging sales environment.

     4. The Company's current cash burn rate remains high at approximately $4 million a quarter. Management recently withdrew its forecast of being cash flow positive in fiscal year 2002. As a result, Clarus' cash position continues to erode at an accelerated pace.

     5. Despite Clarus' declining revenues and losses exceeding $190 million during the past two years as reported in Clarus' audited financial statements, Clarus reported in its proxy statement that it granted significant bonuses to its senior management, including bonuses of $82,994 and $146,875 to Stephen P. Jeffery, Clarus' Chairman, Chief Executive Officer and President, during 2001 and 2000, respectively. According to Clarus' proxy, Mr. Jeffery receives an incentive bonus if certain revenue and earnings targets are met.

     6.   Management has been unable to address these problems.

     We are dismayed by management's lack of success in responding to these issues. While a portion of the decline may reflect market trend, we believe that much of this decline is attributable to the failure of current management to effectively manage the business of the Company. We believe this restricts Clarus' ability to motivate and build wealth for employees, thereby reducing its ability to attract and retain high caliber talent. As a result, Clarus is in a downward spiral with no vision and no reasonable expectation that Clarus' financial performance and stock price will improve.

     We believe that it is imperative that Clarus address these issues promptly. From December 31, 2000 until December 31, 2001, management's failure to fix Clarus' problems has eroded almost 50% of stockholders' equity. Clarus' book value per share on December 31, 2001 was approximately $9.33 compared to $17.18 on December 31, 2000. Unless stockholders act now and force management to address these issues, stockholders may soon lose all remaining stockholder equity.

     Our concerns are apparently shared by other participants in the market. At April 11, 2002 the Company's common stock was valued at only approximately 46% of its book value per share and at approximately 55% of its cash and marketable securities (which according to the Clarus' financial statements consist solely of short term securities) per share as of December 31, 2001. Indeed, this value is also less than the total cash and marketable securities held by Clarus at December 31, 2001, less Clarus' total liabilities. Essentially, the market attributes a negative value to Clarus as a going concern. The market too has apparently lost all confidence it may have previously had in Clarus' management, when it valued Clarus' common stock at $136 per share on March 10, 2000.

     A February 14, 2002 report by Matt Davies from JP Morgan H&Q issued following management's earnings conference call relating to the fourth quarter of 2001, despite what it acknowledged as an "inexpensive valuation" (equal at that time to 2.8 times its revenue estimates), maintained only a "Market Performer" rating on the Company. We believe this reflects the investment community's lack of faith in management's ability to improve Clarus' financial performance in the near term. We have not obtained the consent of Matt Davies or JP Morgan Chase to reference their report in this proxy statement. We did not pay, directly or indirectly, for the preparation of this report, nor have we made, and we will not make, any payment or give any other consideration in connection with the reference to this report in this proxy statement.

     The election of our nominees to the Board will add to the Board persons who we believe are capable of developing and implementing strategic alternatives. For more information regarding the qualifications of our nominees see "The Proposals" below.

     We began to invest in Clarus in February of 2002 because we believed we recognized significant opportunities for creating long-term stockholder value by, among other things, redeploying Clarus' assets in a manner which effectively utilizes its cash reserves for use with respect to possible acquisitions that would be income positive enabling Clarus to utilize its accumulated net operating losses which are currently being wasted. We are soliciting your proxy because management has rebuffed our attempts to discuss and address these issues together with management. We intend to cause Clarus to retain a recognized investment banking firm to evaluate strategic alternatives designed to maximize stockholder value, including the potential sale of Clarus' software technology and redeployment of Clarus' capital, including cash and net operating loss. We also intend to cause Clarus to drastically reduce its burn rate pending Board review and implementation of strategic alternatives. While we intend to consider and evaluate all potential options, including a sale of the Company if appropriate, we are not short term speculators, as we have been accused by Clarus' management in their recent press release. We have a lengthy history of making long-term investments in companies and building long-term stockholder value. Additionally, our nominees combined hold in excess of five percent of the outstanding common stock of the Company and therefore have significant financial incentives to prevent further erosion of stockholder value. However, as only three of seven members of the Board, we can provide no assurance that our nominees, if elected, will be able to turn around the business of the Company or otherwise implement our ideas to enhance stockholder value.

                                  THE PROPOSALS

     WE ARE SOLICITING YOUR PROXY IN FAVOR OF ELECTING WARREN B. KANDERS, BURTT
R. EHRLICH AND NICHOLAS SOKOLOW TO CLARUS' BOARD OF DIRECTORS IN OPPOSITION TO CLARUS' BOARD OF DIRECTORS.

     According to publicly available information, Clarus currently has seven directors, divided into three classes having staggered terms of three years each. The terms of one class of incumbent directors, consisting of Mark A. Johnson, Brady L. Rackley, III and Todd Hewlin, will expire at the 2002 Annual Meeting. Accordingly, at the 2002 Annual Meeting, you will be asked to elect three persons to fill the directorships in this class for a three-year term continuing until the 2005 annual meeting and the election and qualification of each person's respective successor. The following persons are our nominees for election as directors in such class:

     Warren B. Kanders is 44 years old and an independent investor and financial consultant. Mr. Kanders has served as the Chairman of the Board of Armor Holdings, Inc. (NYSE) since January 1996. He also serves as a director on the Board of several investment companies including Avocet European Technology Fund Limited, a privately held investment company focused on public technology investments in the EU market. From October 1992 to May 1996, he served as Vice Chairman of the Board of Benson Eyecare Corporation (NYSE). Mr. Kanders also serves as a trustee, member of the Executive Committee and Vice Chairman of the Investment Committee of Choate Rosemary Hall Foundation Inc., a charitable foundation with endowment assets exceeding $175 million. Mr. Kanders' address is c/o Kanders & Company, Inc., Two Soundview Drive, Greenwich, Connecticut 06830.

     Mr. Kanders has a solid record of building long-term stockholder value. He invested in Armor Holdings, Inc., formerly known as American Body Armor & Equipment, Inc., in January 1996 at an average price of $0.71 per share. Mr. Kanders responsibility as Chairman of the Board of Armor Holdings was to plan and oversee execution of the growth of Armor Holdings from approximately $12 million in revenues in 1995 to approximately $292 million in revenues during 2001. In December, 2001, Armor Holdings completed an underwritten public offering led by Merrill Lynch & Co., Bear Stearns & Co. Inc. and Wachovia Securities during very difficult economic times in connection with which Armor and certain selling stockholders raised in excess of $150 million. On April 22, 2002 the closing price of the shares of Armor Holdings common stock on the New York Stock Exchange was $26.63 per share, representing average annual returns of approximately 222% to Armor's stockholders over the period of Mr. Kanders' involvement. Mr. Kanders, together with other investors, invested in Benson Eyecare Corporation in October 1992 at an average cost of $0.375 per share. In his role as Vice Chairman of the Board, Mr. Kanders oversaw Benson's growth from approximately $16 million in revenues during 1992 to over $300 million in 1995. Mr. Kanders' investment group sold shares of Benson in early 1995 at an average price of $8.08 per share and in the summer of 1995 at $10.125 per share, representing annual returns of approximately 240% and 245% respectively, over the three year period

     Burtt R. Ehrlich is 62 years old and an independent investor. Mr. Ehrlich has served as a director of Armor Holdings, Inc. since January 1996. He also served as Chairman of the Board of Langer, Inc. (NASDAQ) since February 2001, and served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992 and as a director of Benson Eyecare Corporation from October 1992 until November 1995. Under Mr. Ehrlich's guidance, the value of Langer, Inc.'s common stock rose from $3.25 on February 12, 2001, the day prior to Mr. Erhlich's appointment as Chairman of the Board, to $8.149 on May 2, 2002, a total return of approximately 150% in a little bit more than a one year period. Under Mr. Ehrlich's management, Ehrlich Bober became one of the largest underwriters of municipal bonds. Mr. Ehrlich is also a director of the Close Brothers Channel Islands group of investment funds. He is a former Treasurer and Trustee of the Carnegie Council on Ethics and International Affairs, and a former Trustee of the Buckingham Browne and Nichols School. Mr. Ehrlich's address is Two Soundview Drive, 3rd Floor, Greenwich, CT 06830.

     Nicholas Sokolow is 52 years old and a practicing attorney. Mr. Sokolow has served as a director of Armor Holdings, Inc. since January 1996. Since 1994 he has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras, and from June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers. Mr. Sokolow was a director of Rexel, Inc., a New York Stock Exchange listed company, formerly known as Willcox & Gibbs, until it was acquired in 1997. Prior to its acquisition, Rexel had annual revenues in excess of $1 billion. Mr. Sokolow's address is c/o Sokolow, Dunaud, Mercadier & Carreras, 55 Avenue Kleber, Paris 75016 France.

     Each of the nominees has consented to serve as a director until the expiration of his respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by the Kanders Group to fill the vacancy.

     WE STRONGLY RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF OUR NOMINEES

                         OTHER MATTERS TO BE CONSIDERED
                           AT THE 2002 ANNUAL MEETING

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     As set forth in Clarus' Proxy Statement, at the 2002 Annual Meeting, Clarus stockholders will be asked to ratify the appointment by Clarus' Board of KPMG LLP as Clarus' independent auditors for the fiscal year ending December 31, 2002. We recommend that you vote for this proposal.

OTHER PROPOSALS

     In addition to our proposal, Clarus has reported in its proxy statement that it received a notice from NightWatch Capital Partners, LLC ("NightWatch"), the holder of an aggregate of approximately 145,000 shares of Clarus' common stock, stating that it intended to nominate David R. Bradford, John F. Nemelka and Jeffrey H. Singer for election to Clarus' Board of Directors. We have been advised by NightWatch that they would not nominate their slate of directors if we proceed with our proposal to nominate Messrs. Kanders, Ehrlich and Sokolow for election to Clarus' Board of Directors.

     Except as set forth above, we are not aware of any proposals to be brought before the 2002 Annual Meeting. Should other proposals be brought before the 2002 Annual

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Meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

                                VOTING PROCEDURES

     In order to ensure that your views on the proposals are heard by Clarus and your vote represented at the 2002 Annual Meeting, you must sign and date the enclosed GREEN Proxy Card and return it to MacKenzie Partners, in the enclosed postage paid envelope. Execution of the GREEN Proxy Card will not affect your right to attend the 2002 Annual Meeting and to vote in person if you so desire.

     You are eligible to execute a GREEN Proxy only if you owned Clarus common stock on April 19, 2002, the Record Date fixed by Clarus' Board for determining those stockholders who will be entitled to notice of and to vote at the 2002 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you have sold your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the GREEN proxy card, even if you have sold those shares after the Record Date.

     YOU MAY EXECUTE A GREEN PROXY CARD EVEN IF YOU HAVE PREVIOUSLY EXECUTED A WHITE PROXY CARD OR ANY OTHER PROXY CARD.

     According to Clarus' proxy statement, as of the close of business on the Record Date, there were 15,579,642 shares of common stock of Clarus issued and outstanding and entitled to vote. Stockholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2002 Annual Meeting.

     According to Clarus' proxy statement, the affirmative vote of a plurality of Clarus' common stock present in person or represented by proxy and entitled to vote at the meeting will be required to elect three Directors to serve as Class I Directors until the 2005 Annual Stockholders' Meeting. This means that the three nominees receiving the highest number of votes will be elected. Accordingly, the withholding of authority by a stockholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. In the election of Directors, you may vote "FOR" all of the nominees or your vote may be withheld with respect to one or more of the nominees. For the other proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote against the proposal.

     According, to Clarus' proxy statement, the affirmative vote of a majority of Clarus' outstanding common stock present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the appointment of KPMG LLP as Clarus' independent auditors for the fiscal year ending December 31, 2002 and to approve any other proposals considered at the meeting. Broker non-votes will be counted as shares present for the purpose of determining if a quorum is present but will not be counted as shares present and entitled to vote with respect to the matters on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of any matter being voted upon at the meeting. If a stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present and will be counted as a vote against such proposal.

     Any proxy may be revoked at any time prior to the 2002 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2002 Annual Meeting to MacKenzie Partners or the Secretary of Clarus, or by voting in person at the 2002 Annual Meeting. ONLY YOUR LATEST DATED PROXY WILL COUNT.

                      VOTE REQUIRED TO APPROVE OUR PROPOSAL

     Based on currently available public information, a quorum will exist at the 2002 Annual Meeting if holders of a majority of the shares of Clarus common stock outstanding and entitled to vote at the 2002 Annual Meeting are present in person or by proxy. If a quorum is present, our proposal to elect our nominees for directorships will require the affirmative vote of a plurality of the votes cast. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                      IN FAVOR OF OUR PROPOSAL DESCRIBED IN
                       THIS PROXY STATEMENT BY SIGNING AND
                         RETURNING THE GREEN PROXY CARD

                          PROXY SOLICITATION; EXPENSES

     This proxy statement and the accompanying GREEN Proxy Card are first being furnished to stockholders on or about May 6, 2002. Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph, e-mail or similar means. Solicitation may be made by members of the Kanders Group and their agents, employees and affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

     In addition, we have retained MacKenzie Partners, Inc. to provide consulting and analytic services in connection with the solicitation of proxies. Among other things, MacKenzie Partners has agreed to solicit proxies on our behalf in connection with the 2002 Annual Meeting. We expect that approximately fifty employees of MacKenzie Partner will solicit security holders on our behalf. We have agreed to reimburse MacKenzie Partners for its reasonable expenses and to pay to MacKenzie Partners a $15,000 retainer and a fee to be mutually agreed upon.

     The entire expense of our proxy solicitation is being borne by the Kanders Group. In the event that our nominees are elected to Clarus' Board, we may seek reimbursement of such expenses from Clarus without submitting such reimbursement to a stockholders vote. Any such reimbursement will be acted upon by the Board. As only three of seven members of the Board, our nominees, if elected, will no be able to cause such payment without the concurrence of the four continuing directors. In addition to the engagement of MacKenzie Partners described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $500,000. To date, we have expended approximately $150,000 in connection with the solicitation of security holders.

                      CERTAIN INTERESTS IN THE PROPOSAL AND
                            THE SECURITIES OF CLARUS

     We have entered into a joint filing agreement pursuant to which we have agreed to jointly file and update reports required pursuant to Section 13(d) of the Securities Exchange Act of 1934. Additionally, each of our nominees has consented in writing to being named a nominee and to serve on Clarus' Board of Directors if elected. Except as described in this paragraph, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the members of the Kanders Group or their associates with respect to any securities of Clarus and no such contract, arrangement, understanding or relationship existed during the past year.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF CLARUS

     The following table presents, as of April 19, 2002 the common stock beneficially owned by all directors and named executive officers of Clarus, each person known to us as of such date to be the beneficial owner of more than five percent of the outstanding shares of common stock and the directors and executive officers of Clarus as a group. The information set forth below, other than with respect to the Kanders Group, is based solely on information contained in Clarus' 2002 proxy statement filed with the Securities and Exchange Commission on April 29, 2002, and we make no representation that such information is accurate.

     The second column shows separately shares that may be acquired by exercise of stock options or warrants within 60 days after April 19, 2002. Shares of common stock that may be acquired by exercise of stock options are deemed outstanding for purposes of computing the percentage beneficially owned by the persons holding these options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

-------------------------------------------------------------------------------------------------------------
                                                                                              PERCENTAGE OF
                                            NUMBER OF SHARES OF        SHARES SUBJECT TO          COMMON
                 NAME                           COMMON STOCK             STOCK OPTION             STOCK
-------------------------------------------------------------------------------------------------------------
Merrill Lynch & Co., Inc.(1)
     World Financial Center,
     North Tower
     250 Vesey Street
     New York, New York 10381              1,979,100                                              12.70%
-------------------------------------------------------------------------------------------------------------
Ashford Capital Management, Inc.
     P.O. Box 4172
     Wilmington, Delaware 19807            1,199,400                                              7.70%
-------------------------------------------------------------------------------------------------------------
Taunus Corporation(2)
     31 West 52nd Street
     New York, New York 10019              918,280                                                5.89%
-------------------------------------------------------------------------------------------------------------
Warren B. Kanders, Burtt R. Ehrlich
and Nicholas Sokolow (3)                   866,100                                                5.56%
-------------------------------------------------------------------------------------------------------------
Stephen P. Jeffery                         110,910                    300,514                     2.59%
-------------------------------------------------------------------------------------------------------------
Joseph E. Bibler                           39,000                     45,869                        *
-------------------------------------------------------------------------------------------------------------
Steven M. Hornyak                          47,816                     120,414                     1.07%
-------------------------------------------------------------------------------------------------------------
Alan MacLamroc                                                        18,750                        *
-------------------------------------------------------------------------------------------------------------
James J. McDevitt                          1,375                      34,793                        *
-------------------------------------------------------------------------------------------------------------
Tench Coxe                                 95,174(4)                  25,000                        *
-------------------------------------------------------------------------------------------------------------
Todd Hewlin                                10,000                     2,500                         *
-------------------------------------------------------------------------------------------------------------
Donald L. House                            101,249                    25,000                        *
-------------------------------------------------------------------------------------------------------------
Mark A. Johnson                            33,075                     36,250                        *
-------------------------------------------------------------------------------------------------------------
Said Mohammadioun                          47,375                     17,500                        *
-------------------------------------------------------------------------------------------------------------
Brady L. Rackley, III                                                 21,250                        *
-------------------------------------------------------------------------------------------------------------
Directors and Named Officers as a
group (11 persons)                         485,974                    647,840                     6.99%
-------------------------------------------------------------------------------------------------------------

*    Less than one percent.


(1) The shares of common stock reported above by Merrill Lynch are beneficially owned by Master Small Cap Value Trust and Merrill Lynch Investment Managers, L.P., both indirectly owned asset management subsidiaries of Merrill Lynch.

(2) The shares reported by Taunus Corporation include securities owned by Bankers' Trust Company. Taunus Corporation is a parent holding company for Bankers' Trust Company.

(3) Warren B. Kanders has sole voting and dispositive power with respect to 812,250 shares of common stock, Burtt R. Ehrlich has sole voting and dispositive power with respect to 10,000 shares of common stock, S.T. Investors Fund, LLC has sole voting and dispositive power with respect to 31,350 shares of common stock, and Nicholas Sokolow, as the managing member of S.T. Investors Fund, LLC, has shared voting and dispositive power with respect to the 31,350 shares of common stock held by S.T. Investors Fund, LLC. The address of Warren B. Kanders is c/o Kanders & Company, Inc., Two Soundview Drive, Greenwich, CT 06830. The address of Burtt R. Ehrlich is Two Soundview Drive, Greenwich, CT 06830. The address of Nicholas Sokolow is c/o Sokolow, Dunaud, Mercadier & Carreras, 55 Avenue Kleber, Paris 75016 France.

(4) Includes 28,478 shares held individually by Mr. Coxe, 46,929 shares held by Sutter Hill Ventures, A California Limited Partnership, 5,596 shares held by Sutter Hill Entrepreneurs Fund, (AI), L.P., and 14,171 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. Mr. Coxe is one of seven managing directors of the general partner of each of Sutter Hill Ventures, a California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P and Sutter Hill Entrepreneurs Fund (QP),

     L.P. The seven managing directors of the general partners of each of the above limited partnerships share voting and investment powers of the shares. Mr. Coxe disclaims beneficial interest in these shares except to the extent of his pecuniary interest in each limited partnership.

     The following is a summary of all transactions in Clarus securities by the members of the Kanders Group over the last two years.

         Warren B. Kanders:

# of Shares                Date                               Average Cost
-----------                ----                               ------------
699,000             February 28, 2002                             $3.55
  1,500                March 12, 2002                             $4.06
 23,500                March 14, 2002                             $4.06
    500                March 22, 2002                             $4.06
  6,600                March 25, 2002                             $3.99
  8,600                March 26, 2002                             $3.96
  9,300                March 27, 2002                             $3.96
 14,300                 April 2, 2002                             $3.76
 10,700                 April 3, 2002                             $3.91
    700                 April 4, 2002                             $4.01
  2,500                 April 8, 2002                             $4.06
  8,300                 April 9, 2002                             $4.05
  5,400                April 10, 2002                             $4.06
 21,350                April 11, 2002                             $4.24
  1,000                April 19, 2002                             $4.56

Burtt R. Ehrlich: (The 11,500 shares purchased on April 15, 2002, were purchased by certain trusts for the benefit of Mr. Ehrlich's children. Mr. Ehrlich disclaims beneficial ownership of such shares.)

# of Shares                Date                               Average Cost
-----------                ----                               ------------
  4,250                 April 5, 2002                             $4.06
  5,750                 April 8, 2002                             $4.06
 11,500                April 15, 2002                             $4.60

         Nicholas Sokolow (through ST Investors Fund, LLC, of which Mr. Sokolow serves as managing member):

# of Shares                  Date                             Average Cost
-----------                  ----                             ------------
  3,000                   April 4, 2002                           $3.86
  4,250                   April 5, 2002                           $4.06
  2,750                   April 8, 2002                           $4.06
 21,350                  April 11, 2002                           $4.24

               STOCKHOLDERS' PROPOSALS IN CLARUS' PROXY STATEMENT

     In order to be considered for inclusion in Clarus' Proxy Statement and Proxy to be used in connection with Clarus' 2003 annual meeting of stockholders, stockholder proposals must be received by the Secretary of Clarus no later than December 31, 2003. Clarus' bylaws contain procedures that stockholders must follow in order to present business at an annual or special meeting of stockholders. In addition to other applicable requirements, for business to be properly brought before the 2003 annual meeting, a stockholder must give timely written notice of the matter to be presented at the meeting to Clarus' Secretary. To be timely, Clarus' Secretary must receive the notice at Clarus' principal offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders' meeting. In the case where an annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, the Secretary must receive notice not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

WE URGE YOU TO SIGN, DATE AND RETURN THE GREEN PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

Dated: May 6, 2002

                                                   Sincerely,

                                                   Your Fellow Stockholders:

                                                   WARREN B. KANDERS

                                                   BURTT R. EHRLICH

                                                   NICHOLAS SOKOLOW

GREEN PROXY CARD

                               CLARUS CORPORATION

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            MAY 21, 2002 AT 9:00 A.M.

   THIS PROXY IS SOLICITED BY WARREN B. KANDERS, BURTT R. EHRLICH AND NICHOLAS
              SOKOLOW (THE "KANDERS GROUP") AND NOT BY THE BOARD OF
                         DIRECTORS OF CLARUS CORPORATION

     The undersigned stockholder of Clarus Corporation hereby appoints Warren B. Kanders, Burtt R. Ehrlich, Nicholas Sokolow and Jeffrey S. Tullman, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of Clarus Corporation to be held on May 21, 2002, and at any adjournment, postponement or rescheduling thereof, with authority to vote all shares held or owned by the undersigned.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL CAUSE YOUR SHARES TO BE VOTED AS YOU DIRECT. IF YOU RETURN THIS PROXY, PROPERLY EXECUTED, WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE NOMINEES IDENTIFIED ON THE REVERSE SIDE AND FOR ITEM TWO.

                (Continued and to be signed on the reverse side)

THE KANDERS GROUP RECOMMENDS A VOTE "FOR" PROPOSALS ONE AND TWO.

1. Election of Directors.

   NOMINEES: Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow

   [ ] FOR all nominees. [ ] WITHHOLD AUTHORITY to vote for all nominees.  [ ] FOR all nominees, except vote withheld from the following nominee(s):

                                                                               -----------------------------------------------------

                                                                               -----------------------------------------------------

2. Ratification of the appointment of KPMG LLP as the independent auditors of Clarus Corporation for the fiscal year ending
   December 31, 2002.

   [ ] FOR               [ ] AGAINST           [ ]    ABSTAIN

3. Other Matters.

   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR
   ANY ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF, AND IS UNKNOWN TO THE PROXIES AND THEIR REPRESENTATIVES A REASONABLE TIME
   BEFORE THE COMMENCEMENT OF THE SOLICITATION OF PROXIES.


                                Date: _______________, 2002


                                -------------------------------------------
                                Signature (Please sign exactly as your name appears to the left)


                                --------------------------
                                Additional Signature (if held jointly)

                                -------------------------------------------
                                Title


          Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the 2002 Annual Meeting of Stockholders of Clarus Corporation, and any adjournment, postponement or rescheduling thereof.